UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	November 6, 2009

Federal National Mortgage Association
__________________________________________
(Exact name of registrant as specified in its charter)

Federally Chartered Corporation	000-50231	52-0883107
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

3900 Wisconsin Avenue, NW, Washington, District of Columbia		20016
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	202-752-7000

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 8.01 Other Events.

Prior to September 30, 2009, Fannie Mae (formally known as the Federal National Mortgage Association) entered into a nonbinding letter of intent to transfer equity interests in our low income housing tax credit ("LIHTC") investments. Under the terms of the transaction as contemplated, we would have transferred to unrelated third-party investors approximately one-half of our LIHTC investments for a price exceeding their current carrying value. Upon completion of the transfer, the unrelated third-party investors would have been entitled to receive substantially all of the tax benefits from our LIHTC investments for a specified period of time. At a specified future date, the percentage of tax benefits the investors would have received would have automatically been reduced and the percentage of tax benefits we would have received would have been increased by the same amount. In addition, we could have had the obligation to reacquire all or a portion of the transferred interests.

As we disclosed in our quarterly report on Form 10‑Q for the period ended September 30, 2009, we requested the approval of the Federal Housing Finance Agency ("FHFA"), as our conservator, to complete this transaction. FHFA advised us that it had no objection to this transaction as it was consistent with the conservation of the assets of the corporation and that FHFA had requested approval from the U.S. Department of Treasury ("Treasury") of the transaction under the terms of our senior preferred stock purchase agreement with Treasury. As of the date of filing of our third quarter Form 10-Q, we had not received any response from Treasury.

On November 6, 2009, Treasury notified FHFA and us by letter that it is not consenting to the proposed transaction. In its letter, Treasury stated that it weighed several considerations in deciding whether to provide or withhold approval of the proposed transaction and that, in its view, the proposed sale would result in a loss of aggregate tax revenues that would be greater than the savings to the federal government from a reduction in the capital contribution obligation of Treasury to Fannie Mae under the senior preferred stock purchase agreement. Treasury further stated that withholding approval of the proposed sale affords more protection of the taxpayers than does providing approval.

We are evaluating whether Treasury’s decision changes our prior determination that we continue to have the intent and ability to sell or otherwise transfer our LIHTC investments for value. While our conservator has directed us to continue to explore options to sell or transfer these investments for value consistent with our mission, we believe this will be difficult given current constraints and market conditions. While we have not made any decision with respect to whether an impairment of these assets is required under generally accepted accounting principles, if we are unsuccessful in selling or otherwise transferring these investments for value, we are likely to record additional other-than-temporary impairment in the fourth quarter of 2009 that could reduce the carrying value of our LIHTC investments to zero.

As of September 30, 2009, the carrying value of our LIHTC investments was $5.2 billion. If we record an impairment, our net worth will be reduced by an amount equal to the impairment. Because we expect to have a net worth deficit in future periods, the impairment will increase the amount that would be requested from Treasury by FHFA on our behalf under the senior preferred stock purchase agreement.

FORWARD LOOKING STATEMENTS

This report includes statements that constitute forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934. Forward-looking statements often include words such as "expect," "believe," "would," "could," "likely," "may," or similar words.

Future conditions and events may differ materially from what is indicated in any of these forward-looking statements as a result of a variety of factors including, but not limited to: the current status of the market for LIHTC investments, which is experiencing decreased market demand because there are fewer tax benefits derived from these investments by traditional investors, as these investors are currently projecting much lower levels of future profits than in previous years; continued weakness in the housing, credit and stock markets, and the depth and duration of the housing market weakness, including the extent of home price declines on a national and regional basis; the depth and duration of weak economic conditions, including unemployment rates; our ability to identify parties, negotiate agreements and close transactions involving the sale or transfer for value of LIHTC investments or interests in LIHTC investments; the ability of a counterparty to finance and/or complete a transaction; and our ability to receive approval from FHFA and/or Treasury of a transaction to sell or otherwise transfer our LIHTC investments.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Federal National Mortgage Association

November 9, 2009	By:	/s/ Michael J. Williams

Name: Michael J. Williams
Title: President and Chief Executive Officer